EXHIBIT 99.1

                        1988 Employee Stock Purchase Plan
                        (As amended on February 4, 1999)
                               KOMAG, INCORPORATED                  Exhibit 99.1

                        1988 EMPLOYEE STOCK PURCHASE PLAN

              (Restated June 29, 1992 and Amended January 27, 1994,
            January 22, 1997, January 30, 1998 and February 4, 1999)

       I.         PURPOSE

                  The Komag, Incorporated 1988 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

      II.         DEFINITIONS

                  For purposes of administration of the Plan, the following terms shall have the meanings indicated:

                  Base Compensation means (i) the regular base earnings paid to a Participant by one or more Participating Companies, before deduction for any contributions made on the Participant's behalf to any Code Section 401(k) Plan maintained by the Company or any Corporate Affiliate. The calculation of Base Compensation may also include, at the discretion of the Plan Administrator exercisable prior to the start of any purchase period, bonuses, overtime pay, shift differentials and other differentials. Base Compensation shall be calculated on the basis of equivalent bi-weekly straight-time hours (up to a maximum of 79.50 hours for three-day shift employees and 80.00 hours for all other employees) multiplied by straight-time rate. In no event shall Base Compensation include any profit-sharing or other non-salary deferral contributions made on the Participant's behalf pursuant to any qualified profit-sharing plan under Code Section 401(a).

                  Board means the Board of Directors of the Company.

                  Company means Komag, Incorporated, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Komag, Incorporated, which shall by appropriate action adopt the Plan.

                  Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

                  Effective Date means, with respect to the 1992 plan restatement, June 29, 1992. However, should any Corporate Affiliate become a Participating Company in the Plan after such applicable date, then such entity shall designate a separate Effective Date with respect to its employee-Participants.



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                  Employee  means any person  who is  regularly  engaged,  for a period of more than 20 hours per week for more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

                  Fiscal Quarter means a three-month period corresponding to a fiscal quarter of the Company, based on the Company's 52-53 week fiscal year ending on the Sunday closest to December 31st of each year.

                  Participant means any Employee of a Participating Company actively participating in the Plan.

                  Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board. The Participating Companies in the Plan, as of the Effective Date, are listed in attached Schedule A.

                  Stock means shares of the common stock of the Company.

     III.         ADMINISTRATION

                  (a) The Plan shall be administered by a committee (the "Committee") comprised of at least two non-employee members of the Board appointed from time to time by the Board. The Committee as Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

                  (b) No member of the Committee while serving as such shall be eligible to participate in the Plan.

      IV.         PURCHASE PERIODS

                  (a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with
Article X or Article XI.

                  (b) The Plan shall be implemented in a series of successive purchase periods, each of such duration (not to exceed six months) as determined by the Plan Administrator prior to the start date of the purchase period. Purchase periods will start, at the Plan Administrator's discretion, either on the first day or the first Monday of each successive Fiscal Quarter or each alternate successive Fiscal Quarter. Accordingly, either four (4) or two (2) separate purchase periods may commence per Fiscal Year.

                  (c) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised in (i) successive quarterly installments on the last day of each Fiscal Quarter such purchase right remains outstanding, in the case of a purchase period in which purchases are effected quarterly, or (ii) successive semi-annual installments on the last day of each alternate Fiscal Quarter such purchase right remains outstanding, in the case of a purchase period in which purchases are effected semi-annually.

                  (d) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating and must also enroll in the new purchase period prior to the commencement date for that period.



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                  (e) The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period. However, the acquisition of Stock through participation in the Plan for any purchase period shall be counted toward the limitations on the number of purchasable shares as provided in Section VII(b) and the accrual limitations as provided in Section VIII.

                  (f) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

       V.         ELIGIBILITY AND PARTICIPATION

                  (a) Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first purchase period following the Employee's commencement of service with the Company or any Corporate Affiliate, but in no event shall participation commence prior to the Effective Date.

                  (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to the commencement date of the purchase period. Such enrollment shall be effective for subsequent, but not overlapping, purchase periods, unless the Employee notifies the Plan Administrator (or its designate) to the contrary prior to the commencement date of any such subsequent purchase period.

                  (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Base Compensation paid to the Participant during the relevant purchase period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire purchase period and for each subsequent purchase period, unless the Participant shall, prior to the end of the purchase period for which the purchase right is in effect, reduce the rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Each Participant shall be permitted such a rate reduction only two (2) times in each purchase period. The reduced rate shall continue in effect for the entire purchase period and for each subsequent purchase period, unless the Participant shall, prior to the commencement of any subsequent purchase period designate a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective for the first purchase period commencing after the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Section VII(d) or (e) below.

      VI.         STOCK SUBJECT TO PLAN

                  (a) The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares of Stock which may be issued under the Plan shall not exceed 7,400,000 shares (subject to adjustment under Section VI(b)). Such share reserve includes the 2,550,000-share increase authorized by the Board on February 4, 1999, subject to stockholder approval at the 1999 Annual Meeting.

                  (b) In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the



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Plan  Administrator to the class and maximum number of shares  purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.

     VII.         PURCHASE RIGHTS

                  An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock on the purchase dates designated by the Plan Administrator for such purchase period upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                  (a) Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be determined in accordance with the following provisions:

                                 (i) If the  Stock is not at
                  the time listed or admitted to trading on any stock exchange but is traded on the Nasdaq National Market, the fair market value per share shall be the closing selling price per share of Stock on the date in question, as such prices are reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price on the date in question, then the closing selling on the last preceding date for which such quotation exists shall be determinative of fair market value.

                                 (ii) If the Stock is at the
                  time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per share of Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Stock, as such price is officially quoted on such exchange. If there is no reported sale of Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                  (b) Number of Purchasable Shares. The number of shares purchasable by a Participant on any particular purchase date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the quarterly or semi-annual period beginning with the start of the purchase period or the most recent purchase date in the same purchase period (whichever is applicable), together with any amount carried over from the preceding purchase date in the same purchase period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant on any purchase date shall not exceed 3,000 shares, in the case of a purchase period in which purchases are effected quarterly, or 6,000 shares, in the case of a purchase period in which purchases are effected semi-annually (subject in either instance to adjustment under Section VI(b)). In addition, the maximum number of shares for which purchase rights may in the aggregate be granted to any individual who is subject to the short-swing profit restrictions of the Federal securities laws shall not exceed 50,000 shares (subject to adjustment under Section VI(b)) over the term of the Plan. Accordingly, no such officer or director shall be eligible to receive purchase rights for any purchase period if the number of shares which would otherwise be purchasable by such individual for that purchase period would result in the issuance to such individual of shares of Stock in excess of the maximum number of shares purchasable in the aggregate by such individual over the term of the Plan. Each of the foregoing



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share-limitations  has been adjusted to reflect the two-for-one forward split of the Stock effected on December 21, 1995.

                  Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

                  (c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

                  (d) Termination of Purchase Rights.

                           (i) A Participant  may,  prior to any purchase  date,
terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). The Company will then refund all sums previously collected from the Participant and not previously applied to the purchase of Stock during the purchase period, and no further amounts will be collected from the Participant with respect to the terminated purchase right.

                           (ii)  The  termination   shall  be  irrevocable  with
respect to the particular purchase period to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

                  (e) Termination of Employment. If a Participant ceases Employee status during any purchase period, then the Participant's outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of stock during such purchase period shall be promptly refunded. However, should the Participant die or become permanently disabled while in Employee status, then the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution (the "successor") will have the election, exercisable at any time prior to the purchase date for the quarterly or semi-annual period in which the Participant dies or becomes permanently disabled, to (i) withdraw all the funds in the Participant's payroll account at the time of his/her cessation of Employee status or (ii) have such funds applied to the purchase of shares of Stock on the next purchase date. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status.

                  For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the employ of the Company or any other Participating Company under the Plan and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

                  (f) Stock Purchase. Outstanding purchase rights shall be automatically exercised in a series of successive installments as provided in
Section IV(c). The exercise shall be effected by applying the amount credited to the Participant's account on the last date of the Fiscal Quarter, in the case of a purchase period in which purchases are


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effected  quarterly,  or the last date of the alternate  Fiscal Quarter,  in the case of a purchase period in which purchases are effected semi-annually, to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the Participant's account after such purchase shall be held for the purchase of Stock on the next quarterly or semi-annual purchase date within the purchase period; provided, however, that any amount not applied to the purchase of Stock at the end of a purchase period shall be refunded promptly after the close of the purchase period, and any amount not applied to the purchase of stock by reason of the
Section VII(b) limitations on the maximum number of purchasable shares shall be refunded promptly after the quarterly or semi-annual purchase date.

                  (g) Proration of Purchase Rights. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

                  (h) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

                  A Participant shall be entitled to receive, as soon as practicable after the date of each purchase, stock certificates for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

                  In lieu of delivering a stock certificate to each Participant, the Plan Administrator may, in its discretion, implement a designated broker program and direct the Company to issue a single stock certificate to a broker designated by the Plan Administrator. Such designated broker shall establish an account for each Participant in the Plan and shall effect transfers and sales from such account at the direction of the Participant. To facilitate the designated broker program, the Plan Administrator may require, as a condition to participation in the Plan, that a Participant agree to the issuance of his or her stock certificates directly to the designated broker.

                  (i) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.

                  (j) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Common Stock, subject, however, to the applicable limitations of Section VII(b).

    VIII.         ACCRUAL LIMITATIONS

                  (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit



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such  Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                  (b) For  purposes  of  applying  the  accrual  limitations  of
Section VIII(a), the right to acquire Stock under each purchase right outstanding under the restated Plan shall accrue as follows:

                  - The right to acquire Stock under each such purchase right shall accrue in a series of successive quarterly or semi-annual installments as and when the purchase right first becomes exercisable for each installment as provided in Section IV(c).

                  - No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Stock under that purchase right or any other purchase rights held by the Participant at the rate of $25,000 worth of Stock (based on the fair market value on the date or dates of grant) for each calendar year (or portion thereof) for which such purchase rights have been outstanding.

                  - If by reason of the Section VIII(a) limitations, the Participant's outstanding purchase right does not accrue for a particular purchase date of any purchase period, then the payroll deductions which the Participant made during that quarterly or semi-annual period with respect to such purchase right shall be promptly refunded.

                  (c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

      IX.         STATUS OF PLAN UNDER FEDERAL TAX LAWS

                  (a) The Plan is designed to qualify as an employee stock purchase plan under Code Section 423. However, the Plan Administrator may, at any time in its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Code Section 423. Accordingly, share purchases effected under the Plan at any time after the Plan ceases to be administered as a qualified employee stock purchase plan under Code Section 423 (whether pursuant to purchase rights granted before or after the Plan ceases to be qualified) shall result in taxable income to each Participant equal to the excess of (i) the fair market value of the purchased shares on the purchase date over (ii) the purchase price paid for such shares.

                  (b) To the extent required by law, the Company's obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

       X.         AMENDMENT AND TERMINATION

                  (a) The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the quarterly or semi-annual period in which such action is authorized; and provided, further, that no such action of the Board may, without the approval of the shareholders of the Company, increase the number of shares issuable under the Plan or the maximum number of shares which any one Participant may purchase during a single purchase period or over the term of the Plan (except for adjustments permitted under Section VI(b)), alter the purchase price formula so as to reduce the purchase price specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

                  (b) The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate the Plan immediately following the end of a quarterly or semi-annual purchase date. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.



      XI.         GENERAL PROVISIONS

                  (a) The Plan was initially adopted by the Board on January 21, 1988 and approved by the stockholders on June 7, 1988. In January 1991, the Board approved a 250,000-share increase in the number of shares of Common Stock issuable under the Plan, and the stockholders approved such increase in May 1991. The 1992 restatement of the Plan and the 250,000-share increase approved by the Board on January 23, 1992 became effective on the first day of the first purchase period which began after the 1992 Annual Stockholders Meeting. Additional amendments were made to the Plan on January 27, 1994, January 22, 1997, and January 30, 1998 to increase the number of shares of Stock reserved for issuance under the Plan, and the January 1997 amendment also extended the term of the Plan to December 31, 2001. On February 4, 1999, the Board authorized an amendment to the Plan to increase the number of shares of Stock available for issuance hereunder by an additional 2,550,000 shares, subject to stockholder approval at the 1999 Annual Meeting. If such stockholder approval is not obtained, then no purchase rights will be granted under the Purchase Plan on the basis of the 2,550,000-share increase.

                  (b) The provisions of this restated Plan shall apply only to purchase rights exercised under the Plan from and after the Effective Date of such restatement. All exercises effected under the Plan prior to such Effective Date were governed by the terms and conditions of the Plan as in effect on each such exercise date, and nothing in this restated Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of the shares of Common Stock acquired thereunder.

                  (c) The Plan shall terminate upon the earlier of (i) December 31, 2001 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

                  (d) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

                  (e) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

                  (f) The provisions of the Plan shall be governed by the laws of the State of California.

                                   Schedule A

                           Companies Participating in
                        1988 Employee Stock Purchase Plan

                             As of February 4, 1999


                               Komag, Incorporated

                         Komag Material Technology, Inc.

                          Komag U.S.A. (Malaysia) Sdn.

                            Komag Asia Pacific, Inc.